EXHIBIT 10.32

DATED JULY 15, 2002

DR. FALK PHARMA GmbH

-and-

SALIX PHARMACEUTICALS, INC.

LICENSE AGREEMENT

THE INFORMATION HEREIN MARKED BY [*] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SEC.

This Agreement is made the 15th day of July, 2002

B E T W E E N:

(1)	DR. FALK PHARMA GMBH a company incorporated in Germany having its registered office and principal place of business at Leinenweberstraße 5, 79108 Freiburg, Germany (“Falk”); and

(2)
SALIX PHARMACEUTICALS, INC. a company incorporated under the law of California whose principal place of business is at 8540 Colonnade Center Drive, Suite 501, Raleigh, North Carolina NC 27615, USA (“Salix”).

WHEREAS    Falk has developed and owns rights in a pharmaceutical product and has agreed to grant Salix an exclusive license in respect of such product for its development use and exploitation in the USA and Canada upon the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1.      DEFINITIONS

1.1    In this Agreement, unless the context otherwise requires:

“Additional Product”	shall mean a Falk Additional Product and/or a Salix Additional Product, as the context may require.

“Affiliate”
shall mean in relation to either Party any person who directly or indirectly controls, is controlled by or is under common control with that Party or, with regard to Falk, is controlled by the same group of persons controlling Falk. A person shall be regarded as in control of another person if it owns directly or indirectly more than 50% (fifty per cent) of the voting stock or other ownership or income interest of the other person or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of any other person by any means whatsoever.

“ANDA”	shall mean an Abbreviated New Drug Application as defined in the U.S. Food, Drug and Cosmetics Act and the regulations promulgated thereunder (21 USC s355) which references the NDA.

“ANDA Date”	shall mean the date of approval by the FDA of an ANDA permitting commercial marketing of a competitive product in the Territory by a Third Party.

“Approval”	shall mean approval by the FDA of an NDA permitting the commercial marketing of the [*] Product in the USA.

“Approval Date”	shall mean the date on which Approval of the [*] Product occurs.

“[*] Product”	shall mean a version of the [*] Product which provides a [*].

“Business Day”	shall mean any day on which clearing banks within both the USA and Germany are open for business.

“Clinical Development Date”	shall mean the date on which the [*].

“Compound”	shall mean Mesalamine (mesalazine) (CAS No 89-57-6)

“Confidentiality Agreement”	shall mean an agreement between the Parties dated [*].

“Change of Control”
shall mean any transaction or series of transactions in which in excess of 50 % of a Party’s voting power is transferred or in which all or substantially all of the assets of the Party are sold or otherwise conveyed.

[“*”	*]

“Dossier”	shall mean the dossier of Falk Product Data and other information filed with the relevant regulatory authority in Germany in respect of the German MA.

“Effective Date”	shall mean the date hereof.

“Excluded Territory”	shall mean those parts of the world in which the Product is for the time being Exploited by Falk, its Affiliates or licensees, excluding only the Territory.

“Exploit”
shall mean to make, have made, import, have imported, use, have used, sell, have sold, offer for sale, or otherwise dispose of, including all discovery, research, development, registration, modification, enhancement, improvement, manufacture, storage, formulation, exportation, transportation, distribution, promotion and marketing activities related thereto and “Exploitation” shall be construed accordingly.

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

“Falk Additional Product”
shall mean a pharmaceutical product other than the Product, with the active ingredients [*], which Falk itself (not in a collaboration with or by license from a Third Party) intends to develop and commercialise for one or more indications in the field of gastroenterology and [*] and which shall be subject to the right of first negotiationunder Clause 15 and shall include a [*] product and a [*] product and a [*] product

“Falk IP”
shall mean all Intellectual Property of Falk relating to a Product and/or the Compound (including any Improvement) which is at the Effective Date or subsequently during the Term (a) vested in Falk or any Affiliate of Falk or (b) licensed to Falk or any Affiliate of Falk including any Falk Patents and including the Licensed IP.

“Falk Patents”
shall mean any Patent in the name of Falk or any Falk Affiliate existing at any time during the Term, including the Patents listed in Schedule 1, relating in any manner to the Exploitation of the Compound in a medicinal pellet formulation, in the Territory.

“Falk Product Data”
shall mean all Product Data relating to the Product in the possession or control of Falk as at the Effective Date and thereafter during the Term (including without limitation the Dossier and Manufacturing Technology and including Falk’s interest in any [*] Product Data).

“Falk Territory”	shall mean all European countries.

“FDA”	shall mean the United States Food and Drug Administration and any successor thereto.

“Force Majeure”
shall mean in relation to either Party any circumstances beyond the reasonable control of that Party including without limitation any strike, lock-out, or other form of industrial action, act of God, war, riot, accident, fire, flood, explosion or government action.

“Improvement”
shall mean any discovery, development, invention or improvement relating to a Product made by Falk (or any Affiliate or licensee of Falk) during the Term and all Intellectual Property rights existing therein.

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

“[*] Product”	shall mean a medicinal pellet formulation containing Compound, under a [*] for oral administration, having the product characteristics substantially in the form of those set out in the Summary.

“Intellectual Property”
shall mean all Patents, claims in Patents, trade marks and trade names, service marks, registered designs, applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world, copyright, design right, inventions, confidential information (including without limitation Know-how) and any other similar right situated in any country in the world;

“[*] Product Data”	shall mean all Product Data relating to the Product arising out of any Studies as defined in Clause 8.1;

“Know-How”
shall mean the information, procedures, instructions, knowledge, experience, data (including, without limitation, toxicological, pharmaceutical, clinical and medical data, health registration data, marketing data and all other data), designs, dossiers (including, without limitation, manufacturing, assay and quality control dossiers), manufacturing formulae, processing specifications, sales and marketing materials and technology relating to or concerning the Product, whether committed to writing or not including without limitation all Product Data and the Manufacturing Technology.

“Launch”	shall mean the commencement of commercial sale of a Product in the Territory after Approval of such Product.

“Licensed IP”
shall mean such of the Falk IP as is licensed to Falk by a Third Party, including the Intellectual Property licensed to Falk by [*] under the terms of a license agreement dated [*] in connection with the [*].

“Manufacturing Technology”
shall mean all methods, processes, designs, data, procedures and other information relating to the manufacture of a Product including, without limitation, final quality assurance, quality control procedures, manufacturing procedures, product and raw material specifications, formulation data and other technology related thereto.

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

“[*]”	shall mean the [*] of Salix relating to the anticipated [*] for the [*] Product, the [*] Product and the [*] Product in the Territory during the Term, as set out in Schedule 3.

“[*]”	[*]

“NDA”	shall mean a New Drug Application as defined in the US Food Drug and Cosmetics Act and the regulations promulgated thereunder (21 U.S.C. s355) for the [*] Product.

“NetSales”	shall mean gross amounts invoiced in respect of sales of the Product in the Territory by Salix, its Affiliates or Sublicensees, as appropriate, to Third Parties, less the following items:

(a)
trade, quantity and cash discounts or rebates actually allowed and taken and any other adjustments, provided that such discounts or rebates are not applied disproportionately to the Product as compared with other similar products of the selling entity, including, without limitation, those granted on account of price adjustments, billing errors, rejected goods, damaged goods and recall returns;

(b)
credits, rebates, charge-back and prime vendor rebates, fees, reimbursements or similar payments granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations;

(c)	any tax, tariff, customs duties, excise or other duties or other governmental charge (other than an income tax) levied on the sale, transportation or delivery of the Product;

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

(d)
payments or rebates reasonably and customarily paid in connection with sales of Product to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs;

(e)
any [*] provided that in each Year the maximum sum which may be deducted in respect of [*] shall not exceed [*]% ([*] percent) of Net Sales in such Year and further provided that in the event that any [*] and subsequently recovered by Salix, upon such recovery such [*] shall be included in Net Sales for such Quarter in any statement under Clause 5.1 provided always that:

(i)
Sales of a Product by and between Salix and its Affiliates and Sublicensees are not sales to Third Parties (except where such Affiliate or Sublicensee purchasers are end users) and shall be excluded from Net Sales calculations for all purposes;

(ii)
Where a Product is sold otherwise than on arm’s length terms the price that would have been charged on an arm’s length sale (calculated as above) shall be the invoice price for such Product and where a Product is disposed of for consideration other than cash, such consideration shall be valued at the fair market value thereof;

(iii)
Where a Product is not sold on arm’s length terms but is used or otherwise disposed of on a commercial basis by a Third Party, the price that would have been charged (after the deductions in Sub-Clauses (a) through (f) above) on an arm’s length sale in such country shall be deemed the Net Sales for the sale of such Product, provided that any Product supplied and used in clinical trials or for other research or development activities or reasonably and customarily supplied for promotional purposes as samples shall not be treated as being disposed of on a commercial basis and shall be ignored for the purpose of calculating Net Sales.

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

“[*] Product”	shall mean a version of the [*] Product which provides a [*].

“Outline Development Plan”	shall mean an outline development plan for the development of the [*] Product and for the identification and development of the [*] Product in accordance with Clause 6.3.

“Outline Marketing Plan”	shall mean an outline marketing plan for the marketing and Exploitation of the [*] Product and the [*] Product, post Launch of such Product in accordance with Clause 6.4.

“Patents”
shall mean all patents or letters patent, claims in any patent and applications for any patent and the right to apply for the same in any part of the world including, without limitation, all reissues, reexaminations, extensions, substitutions, confirmations, registrations, revalidations, additions, confirmations, continuations in part and divisions thereof and any Supplementary Protection Certificates.

“Patent Expiry Date”	shall mean the date on which the Product shall cease to be the subject of any Valid Claim in any Falk Patents in the Territory.

“Phase III Clinical Trials”
shall mean, with respect to the [*] Product all tests and studies (other than Phase I and Phase II Trials) necessary to provide substantive evidence of efficacy and safety in support of an application for Approval.

“Product”
shall mean any medicinal pellet formulation of the Compound the Exploitation of which in the Territory falls within any Valid Claim of the Falk Patents in the Territory, including the [*] Product, the [*] Product and the [*] Product, as the context may require.

“Product Data”
shall mean all data, information or results generated in the performance of any clinical studies, non-clinical studies (including pharmacological and toxicological studies) or chemistry, manufacturing, control and analytical studies in respect of a Product conducted by or on behalf of either Party whether before or after the Effective Date during the Term, including the Manufacturing Technology.

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

“Quarter”	shall mean each three calendar-month period in any Year of the Term ending on 31st March, 30th June, 30th September and 31st December in each Year and “Quarterly” has a corresponding meaning.

“Royalties”	shall mean royalties payable by Salix to Falk under the terms of Clauses 3.1.6, 3.1.7 and 3.1.8;

“Salix Additional Product”
shall mean a pharmaceutical product other than a Product, which Salix itself (not in a collaboration with or by license from a Third Party) intends to develop and commercialise for one or more indications in the field of gastroenterology and [*], derived from either of two active ingredients, other than [*] or [*], designated by Salix for the purpose of this definition, which shall be subject to the right of first negotiation under Clause 15.

“[*] Approval Date”	shall mean the date of approval by the FDA of a change in labelling or a supplemental NDA permitting marketing by Salix in the USA of a [*] Product.

“[*] Product”	shall mean either a [*] Product or a [*] Product.

“Sublicense”
shall mean a sublicense granted by Salix to a Third Party of the rights granted under Clause 2.1. For the avoidance of doubt (a) the appointment by Salix of any distributor, wholesaler or dealer of the Product shall not be a Sublicense; and (b) the appointment of a manufacturer to manufacture Product for and on behalf of Salix, shall not be deemed a Sublicense.

“Summary”	shall mean the summary of Product characteristics as set out in Schedule 4.

“Term”	shall commence on the Effective Date and continue until whichever is later of;

(a)	the Patent Expiry Date; or

(b)	the [*] anniversary of the Launch of a Product in the Territory,

subject	always to earlier termination under Clause 18.

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

“Territory”	shall mean the United States of America and its territories and possessions and the commonwealth of Puerto Rico.

“Third Party”	shall mean any third party and shall not include the Parties or any Affiliate of the Parties.

“Valid Claim”
shall mean a claim of any issued and unexpired Patent in the Territory, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

“Year”	shall mean a calendar year during the Term.

1.2	The expression “the Parties” shall mean together Falk and Salix and “Party” shall refer to one such Party;

1.3
Unless the context otherwise requires all references to a particular clause sub-clause schedule or paragraph shall be a reference to that clause sub-clause schedule or paragraph in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

1.4	Headings are for convenience only and shall be ignored in interpreting this Agreement;

1.5	Words importing the singular shall include the plural and vice versa and words importing the masculine gender shall include the feminine and vice versa;

1.6	The words “including” or “included” are to be construed without limitation to the generality of the preceding words.

1.7	Any reference to “writing” or any cognate expression includes a reference to any communication effected by facsimile transmission or similar means.

2.	LICENSE GRANT

2.1
Falk grants to Salix from the Effective Date for the Term in respect of the Falk Patents, the Falk IP and the Falk Product Data the sole and exclusive royalty bearing right and license to use the same and to develop, use and Exploit the Product throughout the Territory and a non-exclusive right and license to manufacture and have manufactured the Product in any part of the world for Exploitation in the Territory only and Falk therefore undertakes;

2.1.1	not at any time during the Term to grant or purport to grant to any Third Party any rights to Exploit the Product in the Territory; and

2.1.2	not itself to Exploit the Product during the Term in the Territory; and

2.1.3
to maintain as Confidential Information (subject to the provisions of Clause 11), all Product Data (including [*] Product Data) and not to disclose any Product Data to any Third Party otherwise than under terms relating to confidentiality and restricting the use of such Product Data in any manner in the Territory.

2.2
Salix undertakes that it shall use the Falk IP only in the development and Exploitation of the Product in the Territory under the terms of this Agreement and shall not be entitled to use all or any part of the Falk IP for any other purpose whatsoever.

2.3	The granting of Sublicenses by Salix with respect to all or any of the rights granted to Salix pursuant to Clause 2.1 shall be subject to the [*].

2.4
In respect of the Licensed IP, Falk undertakes to use reasonable commercial efforts to obtain for Salix an amendment to the terms of its license whereby the sublicense granted hereunder to the Licensed IP shall continue (free of any payment) notwithstanding any termination of the rights of Falk in respect of the Licensed IP, substantially in the form of the document contained in Schedule 6.

3.	CONSIDERATION

3.1	In consideration of the license granted under Clause 2.1, Salix shall pay to Falk;

3.1.1	the non-refundable and non-creditable sum of US$[*] ([*] US dollars) on the Effective Date;

3.1.2	the non-refundable and non-creditable sum of US $[*] ([*] US dollars) within [* (*)] days of the Clinical Development Date;

3.1.3	the non-refundable and non-creditable sum of US $[*] ([*] US dollars) within [* (*)] days of the date of [*] or upon [*];

3.1.4	the non-refundable and non-creditable sum of US $[*] ([*] dollars) within [* (*)] days of the [*];

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

3.1.5	the non-refundable and non-creditable sum of US$[*] ([*] US dollars) within [* (*)] days of the [*]; and

3.1.6	for the period from Launch to the Patent Expiry Date a Royalty at the rate of [*]% ([*] per cent) of aggregate Net Sales, payable in accordance with Clause 5;and

3.1.7
for the period from the Patent Expiry Date to whichever shall be the earlier of the expiry of the Term and the [*], a Royalty at the rate of [*]% ([*] per cent) of aggregate Net Sales, payable in accordance with Clause 5; and

3.1.8	for the period from the [*] (if applicable) for the remainder of the Term, a Royalty at the rate of [*]% ([*] per cent) of aggregate Net Sales, payable in accordance with Clause 5.

3.2
Salix shall notify Falk promptly of any determination, filing or approval which would trigger a payment by Salix to Falk under Clause 3.1 and the amount of the payment required. Falk shall promptly invoice Salix for each payment made.

4.	[*]

4.1	[*]

4.2	[*]

4.3	[*]

4.4	[*]

4.5	[*]

4.6
In the event that the Parties are unable to agree the [*] upon any such renegotiation under Clause 4.5 in such sixty (60) day period (or any agreed extended period) the Parties agree that determination of any adjustment to the [*] shall be referred to an independent expert (experienced in the negotiation of the financial terms of commercial contracts in the pharmaceutical field) appointed by the agreement of the Parties, or in the event that the Parties are unable to agree on the appointment of any independent expert he shall be appointed, at the request of either party by the President for the time being of The Pharmaceutical Research and Manufacturers of America (PhRMA) who shall have the authority to appoint such an independent expert. In determining any such adjustment to the [*];

(i)	such expert shall act as an expert and not as an arbitrator;

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

(ii)	the costs of such expert shall be borne as determined by the expert taking account of the position of the Parties as at the date of referral to the expert and the expert determination; and

(iii)
such expert shall make such determination in such manner as he reasonably considers appropriate taking account of the [*] and any adjustments thereto reasonably arising by reason of any Revision Circumstance; and

(iv)	such expert’s determination shall in the absence of manifest error be final and binding in respect of the [*] applicable after the date of such determination; and

such expert shall be required to effect such determination within forty-five (45) days of his appointment and any adjusted [*] shall take effect from the date of the request for renegotiation made under Clause 4.5 and the [*] for such Year shall be adjusted pro rata from such date.

5.	PAYMENT: GENERAL

5.1
Salix shall prepare a statement in respect of each Quarter which shall show in reasonable detail for the Quarter in question the calculation of Royalties due to Falk with respect to aggregate Net Sales. Such statement shall specify in reasonable detail the calculation of Net Sales (in accordance with the definition set out in Clause 1) and the applicable Royalties due to Falk and such other information relating to the calculation of Net Sales as Falk may reasonably request from time to time. Such statement shall be submitted to Falk within ninety (90) days of the end of the Quarter to which it relates together with remittance for Royalties due to Falk under Clauses 3.1.6, 3.1.7 and 3.1.8 (as applicable).

5.2
Salix, its Affiliates and Sublicensees shall keep complete, true and accurate books of account and records for the purpose or determining the amounts payable or accountable hereunder. Such books and records shall be kept at one of the principal places of Salix, its Affiliates and Sublicensees for a least seven (7) years following the end of the calendar quarter to which they pertain. Falk shall have the following audit rights:

5.2.1
Upon the written request of Falk and, except with respect to an audit permitted by Clause 5.2.2, not more than once in each Year, Salix shall permit an independent certified public accounting firm of recognized good standing in the US, selected by Falk, at Falk’s expense, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Salix as may be reasonably necessary to verify the accuracy of the calculations of royalties and other amounts due and payable under this Agreement for any Year ending, except as

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

otherwise permitted under Clause 5.2.2, not more than three (3) Years prior to the date of such request. If such accounting firm concludes, as indicated by a written report delivered to each of the Parties, that additional Royalties or other amounts were owed during such period, Salix shall pay the additional Royalties or other amounts, as applicable, with interest from the date originally due at the rate specified in Clause 5.3 within sixty (60) days after the date on which such accounting firm’s written report is delivered to Salix. Any overpayment of Royalties shall be fully creditable against future royalties payable to Falk.

5.2.2
If, and only if, the amount of any underpayment discovered as the result of an audit conducted in accordance with Clause 5.2.1 is greater than [*] percent ([*]%) of the total amount previously paid, then Salix shall reimburse Falk for all costs related to such audit and Falk shall be entitled to conduct an audit in accordance with Clause 5.2.1 for any Year ending not more than five (5) years prior to the date of such audit; provided, that in no event shall Falk audit Salix more than twice in any Year.

5.3
Without prejudice to Falk’s rights under Clause 18.5 if any Royalty or any other amount due and payable under this Agreement is overdue, Salix shall pay interest thereon at an annual rate (but with interest accruing on a daily basis) of [*] percent ([*]%) above the then-current U.S. prime rate, as published in The Wall Street Journal, Eastern U.S. Edition. Such interest shall run from the date upon which payment of such sum became due until payment thereof in full together with such interest by Salix.

5.4	Salix shall be entitled to set off against payments due by Salix to Falk under the terms of this Agreement any sums due from Falk to Salix.

5.5	All sums due to Falk under this Agreement:-

5.5.1
are, unless otherwise expressly stated, exclusive of any Value Added Tax or equivalent sales tax which shall be payable (if applicable) on submission by Falk of valid Value Added Tax invoices in respect thereof; and

5.5.2
shall be paid in full subject to deduction for withholding taxes, charges and other duties that may be imposed in the Territory save insofar as Falk shall be capable of obtaining a credit therefor. The Parties agree to co-operate in all respects necessary to take advantage of such double taxation agreements as may be available. If Salix is required to deduct or withhold it will (i) promptly notify Falk of such requirement, (ii) pay to the relevant authorities the full amount to be deducted or withheld

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Falk and (iii) promptly forward to Falk an official receipt (or certified copy), or other documentation reasonably acceptable to Falk and obtainable by Salix, evidencing such payments to such authorities.

5.6	All Royalties or other sums payable under this Agreement shall be paid in US dollars by telegraphic transfer to such bank as Falk may designate for such purpose.

6.	OBLIGATIONS OF SALIX

6.1	Salix shall in accordance with the Outline Development Plan prepared and amended in accordance with Clauses 6.3 and the Outline Marketing Plan prepared and amended in accordance with Clause 6.4:

6.1.1
use all reasonable commercial efforts to obtain Approval for the [*l] Product at the earliest opportunity and for such purpose shall effect studies and obtain such Product Data as may be required in connection with the Approval; in particular, Salix shall [*] perform additional galenical, preclinical and clinical development according to the requirements stipulated by the FDA reasonably required for Approval. Salix shall commit such resources to the development of each Product as are specified in the Outline Development Plan; it shall use personnel with such skills and experience as are designed to accomplish efficiently and expeditiously the Approval for the [*] Product as set forth in the Outline Development Plan. Salix undertakes to notify Falk of each proposed meeting with the FDA and representatives of Falk may attend any such FDA meeting (at Falk’s expense).

6.1.2	use reasonable commercial efforts to effect Launch of the [*] Product as soon as reasonably practicable after Approval;

6.1.3	use reasonable commercial efforts to achieve the [*] Approval Date at the earliest opportunity;

6.1.4
use reasonable commercial efforts to manufacture or procure the manufacture of Product whereby such manufacture shall be effected by an FDA approved Third Party manufacturer to be identified by Salix. Falk shall have the right to attend any inspection of the Third Party manufacturer or any proposed Third Party manufacturer, effected by Salix (at Falk’s expense), at such times as may be notified to it by Salix and Salix shall notify Falk of any such inspection proposed to be effected by it; and

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

6.1.5
use reasonable commercial efforts throughout the Term and shall devote financial resources, personnel and other resources as stipulated in the Outline Marketing Plan, to promote sales of Products throughout the Territory. Such reasonable commercial efforts shall in no event be less than used by Salix with respect to the commercialisation of its own products of comparable commercial significance and market potential or than used by other companies with respect to the commercialisation of other products in the market of comparable commercial significance and market potential in the Territory.

6.2
Salix shall keep Falk regularly informed of its progress in the development of each Product and in the performance of its obligations under Clause 6.1. Such information shall be made available to Falk in the form of [*] months. In immediate subsequence to the furnishing of a report the Parties shall discuss its content in telephonic meetings (including video conferencing). Furthermore, Falk may call additional personal meetings as deemed necessary or appropriate in order to review and discuss the progress in the development of each Product.

6.3
Within [*(*)] months of the Effective Date, Salix shall submit to Falk the Outline Development Plan describing [*] Salix’s plan and time frame with respect to obtaining Approval for the [*] Product and detail of the studies to be effected for such purpose. Thereafter, it shall regularly update the Outline Development Plan and shall notify Falk regularly of all such material updates and amendments to the Outline Development Plan and of its progress and performance against the Outline Development Plan and shall use reasonable commercial efforts to perform in accordance with the Outline Development Plan. Salix shall notify and discuss with Falk, [*] of the Outline Development Plan and shall notify Falk of its [*]. Salix agrees that Falk may comment on the content of the Outline Development Plan and any changes or amendments thereto and Salix shall [*]. Salix shall endeavour to [*], the provisions of Clause 28 shall not apply and Salix shall be entitled to implement and effect the Outline Development Plan as determined by it. Salix undertakes that it shall not in the Outline Development Plan propose or effect any clinical study in the Territory which might reasonably be anticipated to have a material adverse effect on the Products in the Excluded Territory, [*]. In respect of each Year of the Term prior to Launch of the [*] Product, the Parties shall on or before [*] in respect of the following Year, meet at a mutually agreed location or by means of video or telephone conferencing to discuss the contents of the Outline Development Plan.

6.4
At least [* (*)] months prior to the anticipated Approval Date, Salix shall submit to Falk the Outline Marketing Plan describing [*] at the time Salix’s plan relating to the manufacturing promotion, marketing, sale and distribution of the Product. Thereafter, it shall regularly update the Outline Marketing Plan and shall notify Falk regularly of all such updates and amendments to the Outline Marketing Plan and of

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

its progress and performance against the Outline Marketing Plan and shall use reasonable commercial efforts to perform in accordance with the Outline Marketing Plan. Salix shall notify and discuss with Falk its performance against the Outline Marketing Plan and shall notify Falk of its [*] in accordance with the Outline Marketing Plan. In particular the Outline Marketing Plan shall be [*] at least [*] months prior to the anticipated [*] Approval Date. Salix agrees that Falk may comment on the content of the Outline Marketing Plan and any changes and amendments thereto and Salix shall [*]. Salix shall endeavour to [*], the provisions of Clause 28 shall not apply and Salix shall be entitled to implement and effect the Outline Marketing Plan as determined by it. In respect of each Year of the Term, the Parties shall on or before [*] in respect of the following Year, meet at a mutually agreed location or by means of video or telephone conferencing to discuss the contents of the Outline Marketing Plan including [*].

6.5	For the avoidance of doubt, Salix shall be solely responsible for the performance of its obligations under Clause 6.1 and [*].

6.6
Salix shall assist Falk as reasonably required in the event that Falk wishes to use the Third Party manufacturer identified by Salix for manufacture of Product for use outside the Territory Provided that Falk undertakes not to manufacture Product in the Territory or otherwise use such Salix Third Party manufacturer without the prior consent in writing of Salix and acknowledges that in the event of any limited capacity of any manufacturer in the Territory, Salix shall be entitled at all times to obtain from such manufacturer in the Territory all such quantities of Product as it may require for Exploitation in the Territory in priority to any supplies of Product required by Falk.

7.	OBLIGATIONS OF FALK

7.1	Within 30 days of the Effective Date Falk shall deliver to Salix:

7.1.1	the Falk IP; and

7.1.2	the Falk Product Data.

7.2
Thereafter during the Term Falk shall (at its sole cost and expense) provide to Salix such assistance as Salix may reasonably require in connection with the performance of its obligations under Clause 6 and shall promptly deliver any further Falk IP or Falk Product Data coming into the possession or control of Falk.

8.	PRODUCT DATA

8.1	In the event that Salix ascertains that the FDA requires additional Product Data to be filed before granting Approval or in respect of the [*] Product, [*] will at its own

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

cost conduct such study(ies) (the “Studies”) in accordance with the Outline Development Plan in order to assist in obtaining an Approval or in respect of the [*] Product and will provide all medical resources and study monitors for such purpose.

8.2
The Outline Development Plan shall contain details of anticipated Studies to be effected by [*]. All clinical trial master files, in particular the study report and the CRF Files, in respect of the Studies shall be made available to [*]. [*] shall keep [*] informed as to conduct, progress and results of the Studies. [*] acknowledges that in respect of any Product Data supplied to it by [*], it shall comply in all material respects with data privacy requirements applicable to such Product Data.

8.3
All right, title and interest in all Product Data arising from any Studies shall be [*] and to incorporate it in any regulatory filing Provided that [*] acknowledges that during the Term it shall not and shall not authorise or permit any Third Party to, [*]. [*] shall assign into the [*] its rights in all such [*] as reasonably required by [*] from time to time. Each Party undertakes to provide such assistance as may reasonably be required by the other Party in connection with the protection of the [*] Product Data from unauthorised use or disclosure and acknowledges that the [*] Product Data shall be deemed Confidential Information of both Parties under the terms of Clause 11.

9.	TRADEMARKS

9.1
Salix shall have the sole right and responsibility for developing trademark(s) for the Product in the Territory, including product names and distinctive artwork and logos, and for seeking registration or other protection of such trademark(s) in the Territory. Such trademark(s) shall be the subject of a trademark application in the Territory (effected by Salix) and shall be registered and maintained in the name of Salix at the sole expense of [*]. However, trademark(s) to be used from time to time in the commercialization of the Product in the Territory so selected by Salix shall be notified to Falk and such trademark(s) shall be [*]. Insofar as permitted by law and regulation in the Territory and subject to the Approval, all packaging and printed literature for the Product offered for sale in the Territory shall, if so and as long as so requested by Falk, display that the Product is an innovation of Falk and that it is distributed under a license granted by Falk.

9.2
Each Party shall notify the other, in writing, in the event of any infringement of such trademark(s) used by Salix, or potential infringement of such trademark(s), in the Territory coming to such Party’s attention. Salix shall be entitled to take such action against any infringers or potential infringers as Salix may in its sole discretion determine.

9.3
Falk undertakes that it shall not use or register any tradename or trademark confusingly similar to the trademark(s) used by Salix on the Product in accordance with Clause 9.1, without the prior consent of Salix which may withhold consent in

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

its absolute discretion in the event that it reasonably considers that any such use may prejudice or otherwise affect the marketing of the Product in the Territory.

10.	INTELLECTUAL PROPERTY OWNERSHIP AND INFRINGEMENT

10.1
Falk shall retain all rights, title and interest in and to the Falk IP and the Falk Product Data, including any improvement, amendment, modification, enhancement, discovery or invention to the Product or the use of the Product, together with all Intellectual Property therein. In the event that [*] develops, creates or identifies any improvement, amendment, modification, enhancement, discovery or invention relating to the Product (“an Invention”), [*] shall promptly disclose the Invention to [*] and shall take all such actions and execute all such documents as may reasonably be required to procure the sole ownership thereof by [*], provided that such Invention shall be licensed back to [*] for [*] to use and exploit the Invention under the terms of [*] in such manner as it considers appropriate within [*]. Except as otherwise expressly provided in this Agreement, [*] has no right, title or interest in any Invention, provided that ownership rights to [*] Product Data resulting from the Studies shall be as described in Clause 8.3. All rights not expressly granted to Salix under this Agreement are reserved by Falk. [*] shall not (and shall not attempt or purport to) file or prosecute in any country any patent application which claims, discloses or uses or purports to claim, disclose or use any Invention, without the prior express written consent of [*]. Additionally, [*] shall not, directly or indirectly prevent or attempt to prevent [*] from filing or prosecuting in any country any patent application which claims, discloses or uses or purports to claim, disclose or use any Invention.

10.2
Falk shall at its own cost prosecute to grant all subsisting Patent applications within the Falk Patents and shall maintain (including payment of all renewal fees) and defend all such Patents granted pursuant to the Patent rights existing as at the date hereof in respect of the Falk Patents in force for the full term thereof Provided Always that [*].

10.3
In the event that Salix at any time during the Term becomes aware of any misappropriation or infringement or alleged misappropriation or infringement by a Third Party (the “Infringer”) of any part of the Falk IP in the Territory, Salix shall give prompt written notice thereof to Falk and (save only in respect of the [*] Product Data, under Clause 10.4);

10.3.1
Falk shall have the first right (but not the obligation) to take such steps against an Infringer (including all injunctive, compensatory and other remedies and relief) (collectively “Remedies”) as may be necessary or desirable to prevent such infringement and preserve the Falk IP. Salix shall permit any such Remedies to be brought in its name if permitted or required by law. Falk may compromise or settle any of the Remedies in its sole discretion Provided that Falk shall not make any settlement or

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

compromise that adversely affects the interests of Salix in respect of the Products in the Territory without the prior consent in writing of Salix, such consent not to be unreasonably withheld or delayed.

10.3.2
In the event that Falk elects not to pursue Remedies with respect to the Falk IP within the Territory within ninety (90) days after notice in writing from Salix requesting Falk to do so, Falk shall provide full details of such advice to Salix. Thereafter, and in any event if Falk fails to pursue Remedies against such Infringer Salix shall have the right (but not the obligation) to pursue Remedies against such Infringer; provided that Salix does not make any settlement or compromise that adversely affects the interests of Falk in the Products in the Excluded Territory without the prior consent of Falk, such consent not to be unreasonably withheld or delayed and provided that if Falk has commenced negotiations with an Infringer for discontinuance of such Infringement within such ninety (90) day period, Falk shall have an additional ninety (90) day period to conclude its negotiations before Salix may bring suit for such Infringement.

10.4
In the event that Salix at any time during the Term becomes aware of any misappropriation or infringement or alleged misappropriation or infringement by an Infringer of any part of the [*] Product Data in the Territory, Salix shall give prompt written notice thereof to Falk and Salix shall have the first right (but not the obligation) to take such Remedies as may be necessary or desirable to prevent such infringement and preserve the [*] Product Data. Falk shall permit any such Remedies to be brought in its name if permitted or required by law. Salix may compromise or settle any of the Remedies in its sole discretion Provided that Salix shall not make any settlement or compromise that adversely affects the interests of Falk in respect of the [*] Product Data in the Excluded Territory without the prior consent in writing of Falk, such consent not to be unreasonably withheld or delayed.

10.5	In the event that either Party shall pursue Remedies under Clauses 10.3 or 10.4;

10.5.1	the other Party shall use all reasonable efforts to assist and cooperate with the Party pursuing such Remedies, including providing access to relevant documents and other evidence; and

10.5.2	each Party shall bear its own costs and expenses relating to its pursuit of Remedies or in providing assistance and cooperation; and

10.5.3
any damages or other amounts collected by either Party shall be used, (i) by the Party that pursued Remedies, to cover its costs and expenses incurred (ii) by the other Party to cover its costs and expenses, if any, relating to the pursuit of such Remedies; and (iii) the remaining amount, shall be allocated between Salix and Falk equitably as appropriate to

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

reflect the loss suffered by each Party in connection with the actions of the Infringer, and as appropriate to reflect the basis on which such damages were awarded in any such action to compensate for the loss of each Party .

10.6
In the event that a Third Party institutes a patent, trade secret or other infringement suit against Salix or its Affiliates during the Term, alleging that its Exploitation of the Product in the Territory infringes one or more Patents or other Intellectual Property rights held by such Third Party (an “Action”), Salix shall promptly notify Falk thereof in writing and promptly discuss with Falk the best way to respond.

10.6.1
Save as specified in Clause 10.6.2, Salix shall have the exclusive right to defend and control the defense of any such Action using counsel of its own choice, and the Action, subject to Clause 13, shall be at Salix’s own expense; provided that Falk may participate in the defense and/or settlement of such Action at its own expense with counsel of its choice and provided that Salix shall not enter into any settlement to the extent that such Action and/or the settlement of such Action is the subject of any claim made by Salix against Falk for indemnification under Clause 13.1 except as agreed in writing between the Parties, such agreement not to be unreasonably withheld and delayed. Salix acknowledges that any such agreement of Falk to any such settlement shall be without prejudice to the right of Falk to dispute any claim for indemnification in respect thereof. Salix further acknowledges that in the event that Salix enters into any settlement, without the agreement of Falk, in circumstances where such Action and/or the settlement of such Action is not as at the date of such settlement, the subject of any claim made by Salix against Falk for indemnification under Clause 13.1, Salix shall not subsequently make any claim for indemnification against Falk under Clause 13.1 in respect of such Action or settlement.

10.6.2
In the event that Falk shall have acknowledged its obligation to indemnify Salix in respect of any such Action under Clause 13, Falk shall have the exclusive right to defend and control the defense of any such Action using counsel of its own choice, and the Action shall be at Falk’s own expense; provided that Salix may participate in the defense and/or settlement of such Action at its own expense with counsel of its choice and provided that Falk shall not enter into any settlement relating to the Product in the Territory if such settlement admits the invalidity or unenforceability of any of the Falk IP except as agreed in writing between the Parties, such agreement not to be unreasonably withheld and delayed.

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

10.6.3
In any such Action under Clauses 10.6.1 or 10.6.2, the Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of any material developments in connection with any such claim, suit or proceeding, including providing access to relevant documents and other evidence.

10.6.4	[*]

The foregoing shall not affect any liability of Falk under Clause 13, arising out of or in connection with any Action.

11.	CONFIDENTIALITY

11.1
Each Party undertakes that in relation to all confidential information of the other Party which may be within or come into its possession in connection with or arising from this Agreement or which it may generate in reliance on any confidential information so disclosed (such confidential information of Falk to include all information relating to the Falk IP and Falk Product Data and the Manufacturing Technology and any Falk IP Invention and such confidential information of Salix to include all information relating to the Salix Product Data, any Salix Invention, marketing and development information and other information delivered to Falk under Clauses 6.2 and 6.3 (collectively “Confidential Information”, comprising respectively “Falk Confidential Information” or “Salix Confidential Information”, as applicable) it will keep the same secret and confidential and will not at any time for any reason whatsoever disclose or permit the same to be disclosed to any Third Party (save as provided in Clauses 11.3, 11.5 and 11.7 below).

11.2
The obligations of confidentiality contained in this Clause 11 shall not extend to any part of the Confidential Information of the disclosing Party which the recipient Party can show by documentary evidence:-

11.2.1	shall (otherwise than by reason of any default by the recipient Party) become freely available to the general public; or

11.2.2	was legally in its possession or control prior to the date upon which it was received from the other Party free of any obligation of confidentiality; or

11.2.3
came into its possession or control legally from a Third Party free of any obligation of confidentiality and otherwise than by reason of any breach of any obligation of confidentiality by such Third Party subsequent to the date of this Agreement; or was generated from research and development efforts by the non-disclosing Party, its Affiliates or sublicensees independent of disclosure by the disclosing Party.

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

11.3
Either Party shall be permitted to disclose the other Party’s Confidential Information at such times and in such manner as may be required by law or any relevant regulatory authority or any relevant Stock Exchange regulation Provided that in such circumstances it shall notify the other Party of such disclosure, shall limit such disclosure to what is strictly required and shall endeavour (insofar as is appropriate) to preserve the confidentiality of any such Confidential Information so disclosed.

11.4
In the event that either Party is required at any time whilst it shall retain any Confidential Information under the terms of this Agreement by any relevant law or regulation to disclose all or any part of the Confidential Information:

11.4.1
it shall forthwith notify the other Party of such part of the Confidential Information as may be required to be disclosed by law, the extent to which such disclosure is required and the circumstances in which such disclosure is required or effected pursuant to any applicable law; and

11.4.2	it shall keep the other Party informed of the extent and nature of such disclosure; and

11.4.3
it shall ensure that any Party to whom all or any part of the Confidential Information is disclosed by reason of any disclosure required by law is made fully aware of the confidentiality obligations attaching to the Confidential Information and shall (insofar as is possible) procure an equivalent obligation of confidentiality from any such Party.

11.5
It is acknowledged that notwithstanding the provisions of Clause 11.1 above each Party shall be entitled to disclose any Confidential Information of the other Party to its agents, representatives, employees and consultants (collectively “Third Party Recipients”) to the extent necessary to facilitate the performance of its obligations in connection with this Agreement Provided that any such disclosure shall be limited to what is necessary in order to facilitate the performance of such obligations and the disclosing Party shall procure that any Third Party recipient shall be bound by obligations of confidentiality substantially similar to the provisions of this Clause 11.

11.6
Subject to the provisions of Clause 11.10 neither Party shall issue any press release or communication to be published by or in the media in any manner concerning the subject matter of this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

11.7
For the avoidance of doubt it is acknowledged that subject to the terms of Clauses 11.3, 11.4 and 11.5 Falk may disclose the [*] Product Data to the extent reasonably required in connection with obtaining regulatory approval for the Product in any part of the Excluded Territory and Salix may use and disclose the [*] Product Data

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

as may reasonably be required in connection with its Exploitation of the Product in the Territory. It is further acknowledged that, subject to Clauses 11.3, 11.4 and 11.5, the terms of this Agreement and the contents of Schedules 3, 4, 5 and 6 shall constitute Confidential Information of each Party under the terms of this Clause 11.

11.8	The obligations of both Parties under Clause 11.1 to 11.6 (inclusive) shall remain in force for the Term and continue thereafter for a period of [* (*)] years.

11.9
The Parties undertake to continue to comply with the provisions of the Confidentiality Agreement Provided that in the event of any ambiguity or discrepancy between this Agreement and the Confidentiality Agreement the former shall prevail.

11.10	The Parties agree that each Party may within the period of ten days following the Effective Date issue a press release in the form of Schedule 2.

12.	REPRESENTATIONS AND WARRANTIES

12.1	Salix hereby represents and warrants to Falk as at the Effective Date as follows:

12.1.1	Salix is a company duly organized, validly existing and in good standing under the laws of California;

12.1.2	Salix has full power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder;

12.1.3	the execution and delivery of this Agreement by Salix has been duly authorized by all necessary actions of Salix;

12.1.4	this Agreement is a legal and valid obligation of Salix, binding upon Salix and enforceable in accordance with its terms;

12.1.5
The execution, delivery and performance of this Agreement do not and will not violate any provision of any indenture, agreement or other instrument or document to which Salix is a Party or by which any of its assets or properties is bound or affected or be in conflict with or result in a breach of or constitute a default under any such indenture, agreement, instrument or document; and

12.1.6
other than consents, authorizations, filings, notices and other acts that have been obtained or anticipated in this Agreement, no consent or authorization of, filing with, notice to or other act by or in request of, any governmental authority or any other person, in the name of Salix, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

12.2	Falk hereby represents and warrants to Salix as at the Effective Date as follows:

12.2.1	Falk is a corporation duly organized and in good standing under the laws of Germany;

12.2.2	Falk has the full power and legal right to execute and deliver this Agreement, grant the rights granted to Salix hereby and perform Falk’s obligations hereunder;

12.2.3	the execution and delivery of this Agreement by Falk has been duly authorised by all necessary actions on the part of Falk;

12.2.4	this Agreement is a legal and valid obligation of Falk, binding upon Falk and enforceable in accordance with its terms;

12.2.5
The execution, delivery and performance of this Agreement do not and will not violate any provision of any indenture, agreement or other instrument or document to which Falk is a Party or by which any of its assets or properties is bound or affected or be in conflict with or result in a breach of or constitute a default under any such indenture, agreement, instrument or document;

12.2.6
other than consents, authorizations, filings, notices and other acts that have been obtained or anticipated in this Agreement, no consent or authorization of, filing with, notice to or other act by or in request of, any governmental authority or any other person, in the name of Falk, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

12.2.7
There is no action or proceeding nor, so far as Falk is aware (due inquiry having been made), any threat of an action or proceeding that would materially and adversely affect the rights granted to Salix herein in respect of the Product, [*];

12.2.8
[*], there is no action or proceeding against Falk or any Falk Affiliate and Falk is not aware of any notification to Falk or any Falk Affiliate alleging the ability of a third party to commence any action or proceeding [*], against Falk or any of its Affiliates, that would materially and adversely affect the rights granted to Salix herein in respect of the Products in the Territory;

12.2.9	[*], Falk is not aware of any Patents or Patent applications that may prevent the Exploitation by Salix of the Product under the terms of this Agreement;

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

12.2.10
the Falk Patents, the Falk IP and Falk Product Data includes all Intellectual Property, Know-how and Confidential Information in the possession, custody or control of Falk which is [*] reasonably required for the Exploitation of the Product by Salix under the terms of this Agreement;

12.2.11	[*], the Falk Patents, the Falk IP and Falk Product Data (including all documents recording or embodying the same) supplied to Salix by Falk under Clause 7 are true, accurate and up to date;

12.2.12	there are in respect of any part of the Territory:

(a)	no outstanding orders, judgments, injunctions, awards or decrees of any court or arbitrator or any other governmental regulatory body relating to the Product;

(b)
no challenges, oppositions, actions, suits, personal injury or product liability or other claims, legal, administrative or arbitral proceedings or investigations against Falk, its Affiliates or sublicensees pending or threatened against or relating to the Product which have had or in the reasonable opinion of Falk may have a material adverse effect on the Exploitation of the Product in the Territory; and

(c)	Falk is not aware of any written communication from or to the FDA which indicates that any application for Approval is likely to be rejected; and

12.2.13	there are in respect of any part of the Excluded Territory so far as Falk is aware having made diligent enquiry;

(a)	no outstanding orders, judgments, injunctions, awards or decrees of any court or arbitrator or any other governmental regulatory body relating to the Product;

(b)
no challenges, oppositions, actions, suits, personal injury or product liability or other claims, legal, administrative or arbitral proceedings or investigations against Falk, its Affiliates or sublicensees pending or threatened against or relating to the Product which have had or in the reasonable opinion of Falk may have a material adverse effect on the Exploitation of the Product in the Territory; and

(c)
Falk is not aware of any written communication from or to a regulatory authority which indicates that any marketing authorisation or product approval in respect of the Product in the Excluded Territory

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

granted are likely to be invalid or subject to challenge, revocation or withdrawal or that applications for any of the same are likely to be rejected.

12.2.14	Falk is the sole legal and beneficial owner of all right title and interest in and to the Falk Patents free of any lien, charge or encumbrance; and

12.2.15
The Falk Patents are valid and enforceable and no act or omission has occurred whereby any of the Falk Patents has ceased to be valid and enforceable and no circumstance exists which might cause any of the Falk Patents to cease to be valid and enforceable;

12.2.16
All of the Licensed IP is licensed to Falk upon terms permitting the sublicense to Salix under the terms of this Agreement and none of such licenses are capable of termination by either party thereto at any time during the Term.

12.3
The warranties expressly set forth in this Clause 12 by each Party are exclusive and no other warranty, written or oral, is expressed or implied. Other than as expressly set forth in this Clause 12, Falk makes no warranty to Salix of any kind whether express, implied or statutory, regarding the product and expressly disclaims all warranties and terms of non-infringement of third party rights, quality, fitness for a particular purpose or merchantability and Salix acknowledges and agrees that there are known and unknown inherent risks involved in developing a pharmaceutical product in the Territory. Furthermore, save in respect of any breach of warranty by Falk, Falk will not be liable to Salix in any amount in the event that Salix is unable to develop the Product or in the event that the Product is not approved for sale or distribution in the Territory.

12.4
Each party acknowledges that in entering into this Agreement it does not do so on the basis of and does not rely on any representation or warranty or other provision (except as expressly provided herein) and all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

12.5	Salix acknowledges that in respect of the exercise by it of the rights granted under this Agreement it is not authorised to and shall not make any warranty, express or implied, on behalf of Falk.

13.	INDEMNIFICATION AND LIABILITY

13.1
Falk shall defend, indemnify and hold Salix, its Affiliates and Sublicensees (the “Salix Indemnitees”) harmless from any claim, liability, damage or loss (including reasonable attorneys’ fees and disbursements) (“Losses”) arising out of:

13.1.1	any breach by Falk of the representations, warranties given under Clause 12.2; or

13.1.2	the manufacture and/or Exploitation of the Product by Falk, its Affiliates or licensees outside the Territory.

Save to the extent that the event giving rise to such Losses is not an event which would give rise to an indemnification obligation of Salix under Clause 13.2 and provided that Falk shall have no obligation to indemnify any Salix Indemnitee against any Losses in connection with any product liability claim arising solely out of the manufacture, use or sale of the Product by Salix and its Affiliates and Sublicensees, regardless of whether such claim arises in tort, contract, strict liability, product liability or any other legal theory.

13.2	Salix shall defend, indemnify and hold Falk and its Affiliates harmless from any Losses arising out of:

13.2.1	any breach by Salix of the representations and warranties given under Clause 12.1; or

13.2.2	the manufacture and/or Exploitation of the Product by Salix, its Affiliates or Sublicensees in the Territory;

Save to the extent that the event giving rise to such Losses in respect of Salix’s or its Affiliates’ or Sublicensees’ Exploitation of such Product is not an event which would give rise to an indemnification obligation of Falk under Clause 13.1.

13.3
Each indemnified Party agrees to give the indemnifying Party prompt written notice of any Losses or the discovery of a fact upon which such indemnified Party intends to base a request for indemnification hereunder.

13.4
Each Party shall furnish promptly to the other copies of all papers and official documents received in respect of any Losses. The indemnified Party shall cooperate as reasonably requested by the indemnifying Party in the defence against any Losses.

13.5
With respect to Losses relating to all matters as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to control the defence of such matter; Provided that the indemnifying Party shall obtain the written consent of the indemnified Party, prior to ceasing to defend, settling or otherwise disposing of any Losses if as a result thereof (i) the indemnified Party would become subject to injunctive or other equitable relief or any remedy other than the payment of money by the indemnifying Party or (ii) the business of the indemnified Party would be adversely affected. The indemnified Party shall have the right to control the defence of all other matters; Provided that the indemnifying Party shall not be liable for any settlement or other disposition of a Loss by the indemnified Party which is reached without the written consent of the indemnifying Party, which consent shall not be unreasonably withheld.

13.6
Except as provided above, the costs and expenses, including reasonable fees and disbursements of counsel, incurred by any indemnified Party in connection with any claim shall be reimbursed on a Quarterly basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the indemnified Party.

13.7	Except in circumstances of gross negligence or wilful misconduct by a Party or its Affiliates and save as may be required in connection with any indemnity under this Clause 13;

13.7.1
neither Falk or Salix shall be liable to the other for special, exemplary, indirect, incidental, punitive or consequential damages, whether in contract, warranty, negligence, tort, strict liability or otherwise;

13.7.2
the aggregate liability of Falk for damages in connection with any claim or action arising under the terms of or in connection with this Agreement, whether in contract, warranty, negligence, tort, strict liability or otherwise, shall not exceed [*] US dollars ($US [*]).

14.	ADVERSE REACTIONS REPORTING

14.1	Salix and Falk agree to exchange adverse event information in such manner and following such procedure as may be agreed between the Parties after the Effective Date before Launch of the [*] Product.

15.	RIGHT OF FIRST NEGOTIATION

15.1
The Parties acknowledge their mutual desire to explore a broader collaboration whereby Salix would develop and market Falk Additional Products in the Territory and Falk would market Salix Additional Products in the Falk Territory. Therefore, in addition to the exclusive rights granted to Salix in respect of the Product under Clause 2, in respect of Additional Products developed or identified during the period of [*] years from the Effective Date;

15.1.1	Falk hereby grants to Salix a right of first negotiation with respect to rights to develop and exploit in the Territory Falk Additional Products; and

15.1.2	Salix hereby grants to Falk a right of first negotiation with respect to rights to develop and exploit in the Falk Territory Salix Additional Products.

15.2	The Party having developed such Additional Product on or before the [*] anniversary of the Effective Date (the “Offeror”) shall provide written notification

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

to the other Party (the “Offeree”) of the opportunity in respect of the Additional Product (such notice, an “Additional Product Notice”), together with a description in reasonable detail of the Additional Product(s) and such other information as may reasonably be required to enable the Offeree to assess the Additional Product opportunity. Upon request by the Offeree within [* (*)] days after receipt of such Product Notice (the date of such receipt the “Notice Date” and such period the “Notice Period”), the Parties shall negotiate in good faith towards an agreement granting to the Offeree exclusive rights in respect of the Additional Product in either the Territory or the Falk Territory (as applicable). If the Offeree chooses not to request such negotiations, it shall so notify the Offeror promptly during the Notice Period if the Offeree makes no communication within the Notice Period, it shall be deemed to have not effected a request. If notwithstanding good faith negotiations the Parties do not enter into a definitive agreement within [* (*)] days of the Notice Date (the “Negotiation Period”), the Offeror may proceed to grant rights or licenses to Third Parties with respect to all or a part of the Additional Product(s) opportunity offered to the Offeree provided that the Offeror shall not enter into a transaction in respect of the Additional Product(s) opportunity proposed by the Offeror to the Offeree with a Third Party on terms which, assessed as a whole, are materially less favourable to the Offeror than those proposed by the Offeree in the course of the good faith negotiations.

15.3	The only obligations of Falk and Salix under this Clause 15 are as expressly stated therein, and there are no further implied obligations relating to the matters contemplated therein.

16.	RESTRICTIONS

16.1
Each of Falk and Salix agrees that during the Term, neither of them shall directly or indirectly solicit or encourage any employee or consultant of the other to leave or terminate such employment or consultancy for any reason, including without limitation, becoming employed or otherwise engaged in any capacity by such Party (or any person or entity associated with such Party) nor shall it assist others in doing so.

16.2
Falk undertakes and covenants that it shall not within the Territory either directly or indirectly during the Term be involved in the marketing, use, sale or exploitation of any product containing the Compound Provided That such restriction shall cease to apply in respect of a Falk Additional Product notified to Salix under Clause 15.2 in the event that Salix shall not acquire rights to such Falk Additional Product under the terms of Clause 15.2.

17.	FORCE MAJEURE

17.1	In the event that the performance of the obligations of either Party is prevented, restricted or hindered by any event of Force Majeure such Party:-

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

17.1.1	shall not be liable to the other Party for any damages arising from any breach of the terms of this Agreement caused by Force Majeure; and

17.1.2
shall immediately serve notice in writing on the other Party specifying the nature of the Force Majeure, their effect upon its performance of this Agreement and the period of time in which they are anticipated to apply; and

17.1.3	shall use its reasonable endeavours to overcome the Force Majeure and resume its proper performance of its obligations under this Agreement.

18.	TERMINATION

18.1	This Agreement shall become effective as of the Effective Date and unless earlier terminated pursuant to the other provisions of this Clause 18, shall continue in full force and effect for the Term.

18.2
In the event that [*], Salix reasonably considers that the [*] Product is unlikely to obtain Approval in the Territory, Salix, after discussion and consultation with Falk, may terminate this Agreement on thirty (30) days notice at any time prior to the Approval Date. Each Party undertakes promptly to notify the other Party in writing if it becomes aware of any such recall or suspension.

18.3	Salix may terminate this Agreement after the [*]. Such termination shall be effected by service of * (*)] days’ written notice by Salix to Falk and [*].

18.4
In the event that after [*], provided that Salix has performed its obligations under Clause 6.1 and used reasonable commercial efforts to effect development of the [*] Product in accordance with the Outline Development Plan and as reasonably anticipated to be required to obtain Approval for the [*] Product, if Salix considers it appropriate and is willing to [*], it shall consult with Falk and keep Falk fully informed as to [*]. In the event that upon completion of [*], Salix may by [*] days notice in writing to Falk terminate this Agreement and in such circumstance no further payment shall be due [*] under the terms of this Agreement.

18.5
Salix may terminate this Agreement at any time after the [*] if Salix reasonably considers that [*], provided that Salix shall have discussed such circumstance and consulted fully with Falk and the Parties shall have discussed and if appropriate amended the [*] under Clause 4.5, prior to Salix effecting any such termination. Such termination shall be made by providing [*] months written notice to Falk Provided that Falk may in its sole discretion reduce such notice period or permit termination during such notice period. During such notice period all obligations of Salix under this Agreement shall continue in full force and effect (including in particular all payment obligations) and the obligation to effect payment of [*] shall be apportioned over the relevant part Years up to the date of expiry of such notice

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

period (or earlier termination permitted by Falk) and any shortfall shall be calculated by reference to Royalties due in respect of Net Sales in such period from to the date of expiry of such notice or earlier termination.

18.6
In the event there shall have occurred a material adverse breach of this Agreement or a material adverse default in the observance or performance of any provision of this Agreement by a Party (the “Defaulting Party”), the Party claiming the same (the “Non Defaulting Party”) shall promptly provide detailed notice thereof to the Defaulting Party. The Defaulting Party shall have sixty (60) days from the date of receipt of such notice to cure the material adverse breach or material adverse default detailed in such notice and, if the same is timely cured within such sixty (60) day period the provisions of this Agreement shall remain in full force and effect. In the event that the material adverse breach or material adverse default detailed in such notice cannot with due diligence be cured within such sixty (60) day period, and the Defaulting Party promptly notifies the Non Defaulting Party of the period (not exceeding 120 days) in which it anticipates that it can be cured, the time to cure such material adverse breach or material adverse default shall be extended for such period (up to a maximum of 120 days) as may be necessary to cure the same with all due diligence. This Agreement may be terminated forthwith by service of notice in writing by the Non Defaulting Party in the event that the Defaulting Party shall fail to cure such material adverse breach or material adverse default within such initial or extended period. The right of a Party to terminate this Agreement, under this Clause 18.5, shall not be affected in any way by its waiver or failure to take action with respect to any prior breach or default and shall be without prejudice to any other rights of the Non Defaulting Party in connection with any such material adverse breach or material adverse default.

18.7
In the event that Salix suffers a Change of Control it shall promptly notify Falk of such event and Falk may within a period of [* (*)] days after the date of such notice terminate this Agreement by service of [* (*)] months notice of termination to Salix Provided That this Agreement shall not terminate upon the expiry of such notice period, if on or before the expiry of such [* (*)] month notice period [*];

18.7.1
In the event that such Change of Control occurs at any time prior to the [*] anniversary of the Approval Date, the [*]. In such circumstances where the [*] prior to the Approval Date, the [*]. Provided that in the event that the [*] after the Approval Date or in the event that [*].

18.7.2	In the event that such Change of Control occurs at any time after the [*] anniversary of the Approval Date, the [*]. In such circumstance [*]. For the avoidance of doubt any part of the [*].

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

19.	CONSEQUENCES OF TERMINATION.

19.1
Upon the effective date of termination by Salix of this Agreement under Clauses 18.2, 18.3, 18.4 or 18.5 or the effective date of termination by Falk of this Agreement under Clause 18.5 or the expiry of the notice period under Clause 18.6 (in the event that Salix shall not have [*]):

19.1.1	all rights and licenses of Salix under this Agreement with respect to the Territory shall immediately terminate and Salix shall;

(i)	cease all use of the Falk IP and the Falk Product Data; and

(ii)	cease development and Exploitation of the Product; and

(iii)
immediately return to Falk all relevant records and materials in its possession or control containing or comprising Falk’s Know-How and Confidential Information (except one copy of which may be retained in Salix’s confidential files for archival purposes); and

(iv)	provide Falk with copies of all [*] Product Data (if any) not previously provided to Falk; and

(v)	take all such actions as may reasonably be required to effect a transfer to Falk (or as it may direct) of the NDA and any Approval for the Product; and

(vi)	transfer to Falk or as it may direct any trademark used on the Products in the Territory under the provisions of Clause 9.

19.1.2
Salix shall, and shall cause its Affiliates and Sublicensees to, immediately cease all Exploitation of the Product. However, if such termination occurs after the Approval Date, Salix shall be entitled to sell all stock of the Product in its possession or control during a period of [* (*)] months after the effective date of termination (save only where termination arises on expiry of the notice period under Clause 18.4) Provided that if so required by notice in writing served by Falk on Salix within [*] days of the effective date of termination Salix shall sell and Falk shall purchase all such stock of Product at a price calculated as the [*].

19.1.3
save only as provided in Clause 18.3 or otherwise in respect of Royalties and other sums accrued due to Falk prior to the effective date of termination, no further payment shall be due from Salix either upon such termination or otherwise under the terms of this Agreement after the effective date of termination.

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

19.2	Termination of this Agreement for any cause shall not bring to an end:

19.2.1	the confidentiality obligations of the Parties hereunder; and

19.2.2	Salix’s obligation to pay Royalties or other sums which have accrued due to Falk up to and including the effective date of termination, in accordance with Clause 5;

19.2.3	any provision of this Agreement which in order for full effect to be given thereto needs to survive termination of this Agreement.

19.3
Any termination of this Agreement shall be without prejudice to the rights and remedies of either Party with respect to any of the provisions of this Agreement or arising out of breaches prior to such termination and shall not relieve either Party of any obligations or liability accrued hereunder prior to such termination including, without limitation, indemnity obligations and confidentiality obligations, nor rescind or give rise to any right to rescind anything done or payments made or other consideration given hereunder prior to the time of such termination.

19.4
If this Agreement expires upon the expiration of the Term, the licenses granted hereunder shall continue thereafter on a non exclusive basis and shall be fully paid-up and perpetual and for the avoidance of doubt;

19.4.1	Salix shall thereafter be entitled to Exploit the Product in the Territory free of any further payment to Falk; and

19.4.2	Falk shall be entitled either itself or by a Third Party to exploit the Product in the Territory.

20.	NOTICES

20.1	All notices, statements or other documents that either Party shall be required or shall desire to give to the other hereunder shall be in writing and shall be given by the Parties only as follows:

20.1.1	by personal delivery; or

20.1.2
by addressing it as indicated below or to such other address as such Party shall have last given by notice to the other Party, and by depositing it certified mail, postage prepaid, in the mail, airmail; or

20.1.3
by addressing it as indicated below or to such other address as such Party shall have last given by notice to the other Party, and by delivering it prepaid to a recognized courier service (e.g., Federal Express or DHL).

20.2
If so delivered, mailed, or couriered, each such notice, statement or other document shall, except as herein expressly provided, be conclusively deemed to have been given when personally delivered during a Business Day, or on the fifth Business

Day after the date of mailing, or on the second Business Day after delivery to a courier service, as the case may be. The address of a Party shall be the address at which the other Party actually receives written notice pursuant to this Clause 20 and until further notice is:

If to Falk: Leinenweberstraße 5, 79108 Freiburg, Germany
Facsimile:++49/761/1514-356 Attention: C.E.O.

If to Salix: 8540 Colonnade Center Drive, Suite 501, Raleigh, North Carolina 27615, USA

Facsimile:(919)862-1095
Attention: C.E.O.

with a copy in any event to: General Counsel

20.3	Either Party may also deliver a copy of any such notice by facsimile to the fax numbers specified above.

21.	ENTIRE AGREEMENT

This Agreement contains the entire agreement between the Parties with respect to the transactions contemplated herein or effected hereby and supersedes all prior written agreements, all previous communications, either oral or written, and all negotiations and oral understandings, if any, between the Parties hereto.

22.	ASSIGNMENT

22.1
Subject only to Clause 22.2, each Party may assign its rights and obligations under this Agreement to its Affiliates, provided that save where this entire Agreement is assigned to an Affiliate whose identity shall have previously been approved in writing by the other Party (such approval not to be unreasonably withheld or delayed), the assigning Party shall remain liable for the due and proper performance of its obligations hereunder. In the event a Party assigns all or any of its rights hereunder to an Affiliate whose identity shall have been previously approved by the other Party, such other Party agrees to enter into such supplemental agreements not inconsistent herewith with such Affiliate as may be necessary or advisable to permit such Affiliate to avail itself of or perform any right or obligation of the assigning Party hereunder.

22.2	Notwithstanding the provisions of Clause 22.1, Falk undertakes that this Agreement shall be assigned only to an Affiliate or Third Party to whom Falk has assigned all

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

right title and interest in the Falk IP and the [*] Products Data and that its rights under this Agreement and its rights in the Falk IP and [*] Products Data, shall at all times be held in common ownership by a single entity.

22.3
Either Party may assign any or all of its rights or obligations under this Agreement in conjunction with a Change of Control, merger or acquisition of such Party or its Affiliates or of substantially all of the assets thereof, which such assignment shall not require the consent of the other Party [*].

22.4	Save as expressly provided in Clauses 22.1 and 22.3 neither Party shall assign, charge or transfer this Agreement to a Third Party without the written consent of the other.

23.	NON-WAIVER OF RIGHTS

Failure of a Party to enforce any of the provisions or any rights with respect to this Agreement shall in no way be considered a waiver of such provisions or rights or in any way affect the validity of this Agreement. The failure of either Party to enforce any of such provisions or rights shall not preclude or prejudice such Party from later enforcing or exercising the same or any other provisions or rights which it may have under this Agreement.

24.	AMENDMENT

This Agreement may not be revised, amended, supplemented or varied except by an instrument in writing signed by Falk and Salix.

25.	INDEPENDENT CONTRACTORS

Nothing in this Agreement shall create or imply an association, partnership or joint venture between the Parties hereto, it being agreed and understood that the Parties are independent contractors and neither Party, with respect to a Third Party, shall have the power or authority to bind or obligate the other Party in any way.

26.	FURTHER ASSURANCES AND COOPERATION

Each Party agrees that after the date hereof it will execute and deliver, or cause the execution and delivery of, such further documents and instruments as may be reasonably necessary or proper to fully effectuate this Agreement and the transactions contemplated thereby.

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

27.	SEVERABILITY

This Agreement is intended to be valid and effective under any applicable law and, to the extent permissible under applicable law, shall be construed in a manner to avoid violation of or invalidity under any applicable law. Should any provisions of this Agreement be or become invalid, illegal or unenforceable under any applicable law, the other provisions of this Agreement shall not be affected and shall remain in full force and effect and, to the extent permissible under applicable law, any such invalid, illegal or unenforceable provision shall be deemed amended lawfully to conform with the intent of the Parties.

28.	DISPUTE RESOLUTION

28.1
Within ten (10) days of either Party becoming aware of any dispute relating in any manner to this Agreement or the terms hereof it shall prepare and submit to the Chief Executive Officer or such other senior manager as may be nominated from time to time for such purpose (“CEOs”) of each of the Parties a memorandum or statement setting out its position in respect of the matter in dispute and its reasons for adopting that position. The other Party shall within ten (10) Business Days of receipt of the memorandum or statement prepare and submit to the other Party a memorandum or statement setting out like particulars on its own behalf and the CEOs shall consider the dispute in the light of those statements.

28.2
If the CEOs agree upon the resolution of the dispute they shall issue a joint statement setting out the agreed terms and shall exercise and powers available to them to procure that the agreed terms are fully and promptly carried into effect.

28.3
If the dispute is not resolved or disposed of in accordance with this Clause 28, within thirty (30) days of compliance with the terms of Clause 28.1, or if either Party shall fail to comply with the terms of Clause 28.2, either Party may by notice in writing request mediation in accordance with the provisions of Clause 28.4.

28.4
If either Party by notice in writing under Clause 28.3 invokes mediation, the CEOs shall agree upon a mediator in the US State of New York. Each Party shall propose a list of up to five names within 10 Business Days of the date of the written notice invoking mediation. Each such name proposed shall be of an independent Third Party with appropriate experience and expertise. If any of the names are the same the Parties shall agree upon a mediator from the names they have jointly proposed. If none of the names are the same the Party who initiates mediation shall select a mediator from the list provided by the non-initiating Party. All lists of mediators shall include a full résumé for each mediator named on the list. The Parties shall complete the process of selecting a mediator within 20 days of the date of the

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

written notice invoking mediation. If the Parties are unable to reach a mediated resolution within 60 days after selection of the mediator, the provisions of Clause 29 shall apply.

29.	LAW AND ARBITRATION

29.1
Any controversy or claim of whatsoever nature arising out of or relating in any manner whatsoever to this Agreement or any breach of any terms of this Agreement shall be governed by and construed in all respects in accordance with the laws of the US State of New York without regard to any choice of law provisions or rule that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

29.2
If the Parties are unable to reach a mediated resolution according to Clause 28.4, either Party may submit any dispute or other claim arising out of or in connection with this Agreement for resolution by binding arbitration in New York, USA under the Rules of Arbitration of the American Arbitration Association ( “AAA”) before a panel of three independent arbitrators with relevant business, financial, scientific or other experience based on the subject matter of the dispute. Each Party shall select one arbitrator and the arbitrators so selected shall appoint a third arbitrator from a list of qualified persons provided by the AAA. Each Party shall pay its own legal costs and expenses associated with the arbitration, including the costs of its appointee and one-half the costs of the third arbitrator provided that all other costs incurred in the arbitration shall be borne as directed by the arbitrators. Judgment on the award rendered unanimously by the arbitrators shall in the absence of manifest error or failure of the arbitrators to conduct the arbitration in accordance with said AAA Rules be binding on the Parties with no right of appeal to any court and such judgement may be entered by either Party in any court having jurisdiction thereof.

29.3
Nothing in either Clause 28 or this Clause 29 shall be construed to limit or preclude a Party from bringing an action in any court of competent jurisdiction for injunctive or other equitable relief as may reasonably be appropriate to protect the Intellectual Property of such Party.

29.4
Each Party shall be entitled to recover from the other Party any costs (including reasonable legal fees) reasonably incurred by such Party in enforcing any payment or other obligation under the terms of this Agreement.

30.	COUNTERPARTS

This Agreement may be executed simultaneously or in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

31.	INTERPRETATION

In the event of a dispute hereunder, this Agreement shall be interpreted in accordance with its fair meaning and shall not be interpreted for or against a Party hereto on the ground that such Party drafted or caused to be drafted this Agreement or any part thereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement with effect from the date first above written.

SCHEDULE 1

Falk Patents

[*]

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

SCHEDULE 2

Press Release

32.	FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS IN-LICENSES
ULCERATIVE COLITIS PRODUCT FROM

DR. FALK PHARMA

Salix/Falk Establish Collaboration

RALEIGH, NC, July 15, 2002—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that it has in-licensed rights to a pellet formulation of mesalamine under an agreement with Dr. Falk Pharma GmbH (Freiburg, Germany). The agreement gives Salix the exclusive rights to develop and market the product in the United States. In return Salix will make upfront, milestone and royalty payments to Falk. The agreement also provides Salix the right of first negotiation with respect to rights to develop and market certain additional Falk products in the United States.

The new mesalamine product is marketed in Germany by Falk under the trade name Salofalk® Granu-Stix® for the treatment of acute episodes and the maintenance of remission of ulcerative colitis. Salofalk Granu-Stix delivers the therapeutically active anti-inflammatory agent mesalamine (5-aminosalicylic acid or 5-ASA) to the distal ileum and colon by means of dual-release granules.

Salix intends to complete the development work required to secure regulatory approval for the product in the U.S., which is patent protected until 2018.

“Salofalk Granu-Stix represents a unique release mechanism and formulation for the delivery of mesalamine to the distal ileum and colon, commented Dr. Allen Mangel, Vice

President, Research and Development, Salix. “The addition of this product to our portfolio will allow the Company to expand its range of treatment options for ulcerative colitis. The product’s prolonged release system is designed to consistently release mesalamine in the distal ileum and throughout the entire colon. Furthermore, the release characteristics of the product may present the possibility of less frequent dosing; therefore, we intend to explore the development of improved dosing regimens.”

Bob Ruscher, President and CEO of Salix, stated, “We are extremely pleased to announce the initiation of a collaboration between Dr. Falk Pharma and Salix Pharmaceuticals, as well as the in-licensing of a late-stage product for the treatment of ulcerative colitis. Falk is one of the most recognized companies worldwide in gastroenterology. Since 1967, the Falk Foundation has sponsored over 150 international symposia in which thought leaders from over 100 countries have come together to advance knowledge in the treatment of gastroenterology and hepatology. We are honored to be allied with Falk and look forward to bringing innovations from their research efforts to gastroenterologists and their patients in the U.S.”

The Company will host a conference call at 10:00 a.m. EDT, on July 16, 2002 to discuss the subjects of this press release. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salixpharm.com. The web cast will be archived on the Company’s web site through July 22. The telephone numbers to access the conference call are (800) 500-0177 (U.S. and Canada) or (719) 457-2679 (international.) A replay of the call will be available from 1:00 p.m. EDT, July 16 through July 22. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 140756.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs; complete the required development and regulatory submission of these products; and

market them through the Company’s 60-member gastroenterology specialty sales force. Salix’s first marketed product is COLAZAL® (balsalazide disodium) Capsules 750 mg, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix’s next product candidate is rifaximin, currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company submitted an NDA for rifaximin for the treatment of travelers’ diarrhea to the FDA on December 26, 2001. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.

###

Please Note:    This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

SCHEDULE 3

[*]

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

SCHEDULE 4

SUMMARY OF PRODUCT CHARACTERISTICS

1.	NAME OF THE MEDICINAL PRODUCT

Salofalk® 500 mg, Granu-Stix®

Salofalk® 1000 mg, Granu-Stix®

2.	QUALITATIVE AND QUANTITATIVE COMPOSITION

One Salofalk® 500 mg Granu-Stix® contains 500 mg mesalazine.

One Salofalk® 1000 mg Granu-Stix® contains 1000 mg mesalazine.

3.	PHARMACEUTICAL FORM

Gastro-resistant prolonged-release granules

4.	CLINICAL PARTICULARS

4.1    [*]

[*]

[*]

5.	PHARMACOLOGICAL PROPERTIES

5.1    [*]

[*]

[*]

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

6.	PHARMACEUTICAL PARTICULARS

6.1    [*]

6.6    [*]

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

SCHEDULE 5

[*]

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

SCHEDULE 6

LICENSED IP—FORM OF THIRD PARTY ACKNOWLEDGEMENT

1948242

THIS AGREEMENT dated June            , 2002 is made between:

(1)	[*], whose registered office is at [*] (which is hereinafter “[*]”); and

(2)	Dr. Falk Pharma GmbH, whose registered office is at Leinenweberstraße 5, 79108 Freiburg, Germany (which is hereinafter “Falk”);

WHEREAS:

(A)
To facilitate [*] has invented a certain method for the [*] of medicinal pellet formulations containing Mesalamine (mesalazine) for which a [*] patent has been granted ([*]) and, in various countries, including [*] has been filed (hereinafter the “Invention”);

(B)
With contract as of [*] has granted Falk the unrestricted right to use and exploit the Invention and certain improvements and enhancements thereto free of any charge in connection with the Salofalk-Pellets of Falk (the “License”).

(C)
Falk shall be entering into agreements with third parties by which Falk shall grant to such third parties certain rights and licenses regarding the development, manufacturing, use and exploitation of medicinal pellet formulations containing Mesalamine (mesalazine), involving licenses regarding the Invention.

NOW THEREFORE, WITH REGARD TO SUCH AGREEMENTS WITH THIRD PARTIES, IT IS AGREED AS FOLLOWS:

(1)
It is herewith expressly confirmed and agreed that the License granted to Falk includes the unrestricted and gratuitous right of Falk to sublicense the Invention and any future improvements and enhancements thereto to third parties in connection with any license granted for any medicinal pellet formulation containing Mesalamine (mesalazine) and that in the event of any

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

termination of the rights of Falk, in whole or in part, to the Invention, any such sublicense to the Invention granted shall continue as a direct license from [*] to such sublicensee (free of any payment from the sublicensee to [*]).

(2)	The contract as of [*] shall remain in full force and effect in accordance with its terms, in particular with respect to Falk’s rights to any improvements and enhancements relating to the Invention.

IN WITNESS WHEREOF the Parties hereto have executed this agreement the day and year first above written.

[(*)]	(Dr. FALK PHARMA GmbH)

[*] CONFIDENTIAL TREATMENT REQUESTED, CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE SEC.

DR FALK PHARMA GmbH

By:
Name:
Title:

SALIX PHARMACEUTICALS, INC.

By:
Name:
Title: